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                                                                    EXHIBIT 10.7

(SECOND AGREEMENT)

                      CORPORATE OFFICER EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is made between THE PATHWAYS
GROUP, INC., as Employer and CAREY F. DALY, II, as an officer of THE PATHWAYS GROUP, INC. ("Pathways" or the "Corporation") , effective November 1, 1996. The terms and conditions of this Agreement are stated below.

I.       EMPLOYMENT PROVISION.

         1. Employment Positions; Responsibility, Duties and Authority. This Corporate Officer Employment Agreement is made and entered into between THE PATHWAYS GROUP, INC., a corporation organized under the laws of the State of Washington, hereinafter referred to as the "Corporation" and CAREY F. DALY, II, its President, Chief Executive Officer and Chairman of the Board of Directors of the Corporation, hereinafter referred to as "Daly." The Corporation and Daly each agree that the Corporation shall employ Daly as the President, Chief Executive Officer and Chairman of the Board of Directors and Daly shall perform the responsibilities and duties of, and shall have the full authority of the officer positions of President, Chief Executive Officer and Chairman of the Board of Directors of the Corporation for the term stated in Section
                  II. of this Agreement, unless sooner terminated pursuant to the provisions of Section X. of this Agreement.

         2. Responsibilities, Duties and Authority of Daly. Daly shall have the full responsibilities and duties and authority of the President and of the Chairman of the Board of the Corporation as provided in the Bylaws of the Corporation, as approved at a meeting of the Board of Directors of the Corporation on October 26, 1996, and the applicable Washington State Corporation statutes pertaining to business corporations.

II.      TERM OF THIS AGREEMENT.

         This Agreement shall have a term of three (3) years beginning November 1, 1996, and shall end October 31, 1999, unless sooner terminated pursuant to the provisions of Section X. of this Agreement.

III.     LIMITATION ON OUTSIDE ACTIVITIES.

         Daly shall devote his full employment energies and abilities to performance of his responsibilities and duties described in Section
         1.2. of this Agreement and shall not, without the consent of the Corporation based on a resolution of the Board of


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         Directors of the Corporation perform service of any kind for compensation for the benefit of other corporations, except those corporations which are related to, or are a part of or become a part of the Pathways family of companies. Pathways hereby expressly gives permission for Carey F. Daly, II to remain as President, Chief Executive officer and Chairman of the Board and Director of the following companies:

                  Pathways International, Ltd.
                  Sprinticket, Inc.
                  Pathways Systems, Inc.

         Nothing in this provision shall prevent Daly from doing software design and/or software programming for his own use. Such software design or software programming by Daly for his own use shall not be made available for a commercial use or a business use by license or sale by other corporations unless it has first been offered at a fair and reasonable price to this Employer unless and until this Agreement is terminated pursuant to Section X.

IV.      COMPENSATION.

         1. Basic Salary. As consideration for all services to be rendered by Daly to Pathways, Daly shall be paid the following listed annual salary amounts per year as follows:


                  First Year       11/01/96          -        10/31/97         $200,000.00
                  Second Year      11/01/97          -        10/31/98         $200,000.00
                  Third Year       11/01/98          -        10/31/99         $200,000.00

         2.       Payment of Salary.

                  A.       Salary. The annual salary provided for in Section
                           IV.1. shall be due and payable in installments by the corporation semi-monthly on the fifteenth (15th) day and the first business day after the last day of each month, which shall be established by this Agreement as the regular payday, unless such day is a weekend or holiday, in which event, the salary shall be due and payable on the next business day after the regular payday.

                  B.       Accruals of Unpaid Salary

                           (1) Salaries. Any salary payments and bonus payments not paid by the Corporation when due shall accrue as a corporate debt payable to Daly, and shall be paid as soon as possible by the Corporation and in any event, accrued salary


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                                    shall be paid to the fullest extent possible
                                    whenever a payroll is disbursed to other employees of Pathways.

                           (2)      Deductions From Compensation. The
                                    Corporation shall have the right and
                                    responsibility to deduct all federal, state and local government taxes and other charges as are now in effect, if any, or which may hereafter be enacted or required by applicable government laws and regulations, if any, required as deductions from compensation of Daly as an employee.

         3.       Stock Options.

                  In consideration of Daly entering into this agreement, the Corporation agrees to issue option to purchase 200,000 shares of common stock. The options will have an exercise price of $3.00 per share and will vest equally over three years. The options will be issued under a stockholders plan intended to be qualified pursuant to Section 422 of the Internal Revenue Code of 1986 and the regulations related thereto. The plan will expire November 1, 2001.

V.       EMPLOYMENT BENEFITS IN ADDITION TO CASH COMPENSATION.

         1.       Participation In Existing Company Benefit Programs.

                  A. Medical and Health Care Benefit Program. Daly, as an executive employee shall be entitled to receive and shall receive all medical and health care benefits provided by Employer to its executive employees. Such benefits shall be paid for by the Employer for Daly and for Daly's dependents, if any, on the terms and provisions provided in the medical and health care benefit plan, however, if for any reason Daly cannot qualify for the current medical and health care benefits, then Daly shall be entitled to obtain medical and health care benefits coverage from whatever source is available and the Employer shall pay the premium charges for that coverage as an executive employee benefit for Daly.

                  B. Life Insurance. The Corporation shall provide and pay for life insurance on the life of Daly in the amount of three (3) times his annual salary provided for in this agreement. The beneficiary shall be Daly's estate, unless otherwise directed by Daly in writing at any time prior to his death.

                  C. Vacation and Holiday Benefits. Daly shall be entitled to have a paid vacation for thirty (30) days each calendar year; plus all paid


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                           holidays observed by the Employer. Daly shall use
                           reasonable care in scheduling the vacation time so as to not interfere unreasonably with Employer's business, and Daly's performance of his responsibilities and duties.

         2. Participation in Other Employment Benefits. Daly shall be entitled to receive all other benefits and conditions of employment which may become available to all other executives of the Corporation, including by way of illustration, but not limited to, any life insurance benefits, any disability income continuation and any profit sharing and any retirement income plans of any kind, whether qualified or non-qualified, whether pre-funded or not, if any are established after the inception date of this Agreement, and before it expires pursuant to
                  Section II. or sooner terminated pursuant to Section X. of this Agreement.

         3. Stock Issuance. The Corporation and Daly may agree, from time to time and with the approval of the Board of Directors of the Corporation, to issue to Daly Common Stock of the Corporation in consideration of such services or contributions of property as may be deemed appropriate, and at a value determined by the Board of Directors of the Corporation in good faith and in compliance with applicable law. Any such issuance of stock may, at the request of Daly, and subject to the approval of the Corporation which may not be unreasonably withheld, be issued by the Corporation to such party or entity, including without limitation, an irrevocable trust or similar entity, as Daly may at the time of issuance direct.

VI.      EXPENSE REIMBURSEMENT AND AUTOMOBILE EXPENSE ALLOWANCE.

         1. Expense Reimbursement Generally. Daly will be reimbursed in accordance with the Employees company policies for traveling, entertainment and any other expenses reasonably incurred and related to the performance of Daly's duties and responsibilities on behalf of Employer.

         2. Automobile Allowance Plus Expenses. In addition, Daly shall receive $500.00 per month for automobile expense allowance for use of his automobile in business, plus additional reimbursement for insurance, servicing, and operation of his automobile in business. This allowance shall be reviewed each contract anniversary date for adequacy and shall be increased for the following year by the amount Daly's expenses exceed the allowance, subject to approval by the Corporation's Board of Directors.

VII.     DISABILITY COMPENSATION.


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         1.       If Daly becomes disabled at any time, and for any number of times, due to any cause so that he is physically unable to perform his ordinary duties and responsibilities of President and CEO, pursuant to this Agreement, then Daly shall be entitled to receive, in lieu of salary, an amount equal to his salary, payable at the same time and in the same manner as Daly's salary is paid provided however, that this benefit shall be limited to not more than a total of twelve months during the term of the Agreement.

         2.       Daly's entitlement to disability income pursuant to this
                  Section VII. shall begin and end as determined by a certificate issued by a qualified M.D. or D.O. licensed by the State of Washington to practice in this state. The certificate shall state in substance that Carey F. Daly, II was determined to be disabled and unable to perform the ordinary and usual duties of President and CEO of Pathways beginning with [date] and Daly's disability continues as of this [date]. Such a certificate shall be submitted every three (3) months beginning with the date of disability and continuing thereafter until Daly's disability ends and he is able to return to work full time or his disability compensation benefit has been fully used, whichever occurs first.

VIII. ISSUANCE OF STOCK OF THE PATHWAYS GROUP, INC. TO DALY IN CONNECTION WITH GUARANTEES OF CORPORATE DEBTS.

         Daly and Joan L. Daly, his wife and or the marital community have and/or will have granted personal guarantees of payment to various lenders of funds to or credit to the Corporation and/or various related corporations listed in Exhibit "B" attached hereto and in this Employment Agreement. In lieu of any addition to other compensation, the Corporation agrees to may issue to Daly one-half (1/2) share for each dollar of principal debt guaranteed by Daly, and/or by Daly and Joan L. Daly, and/or their marital community for the Corporation and/or any corporation listed on Exhibit "B" attached hereto; plus any corporations which hereafter become affiliated with Pathways either by acquisition or partial common ownership.

IX. PAYMENT OF CORPORATE DEBTS PERSONALLY GUARANTEED BY DALY, OR RELEASE OF DALY FROM GUARANTEES BY CORPORATE CREDITORS.

         Daly and Joan L. Daly, his wife, and/or their marital community, has granted personal guarantees of payment to various lenders of funds or credit to the Corporation and various related corporations listed in Exhibit "B", entitled DALY'S PERSONAL GUARANTEES OF CORPORATE DEBT, which Exhibit "B" is attached hereto, and hereby incorporated by reference into this Employment Agreement. Daly may be required to sign further or renew personal guarantees of payment of the debts owed to various lenders of funds or credit to the


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         Corporation and/or its various related corporations in the future.
         Those existing guarantees were required mainly because Daly was the President and Chief Executive Officer and a significant shareholder of the Corporation or the various related corporations. Any new guarantees or extensions of existing guarantees will be given mainly for the same reason, namely that Daly is the President and CEO of the Corporation, and a significant shareholder of the Corporation. It is the express intent and agreement of the parties that the Corporation shall pay all debts personally guaranteed by Daly, or shall, in the alternative, obtain a specific written release of Daly's personal guarantee by and from each creditor whose debt Daly has personally guaranteed no later than the date this Employment Agreement is terminated, or expires.

X.       TERMINATION OF DALY'S EMPLOYMENT.

         1. Termination By The Corporation. Daly's employment as President and Chairman of the Board of Directors may be terminated by the Board of Directors of the Corporation with cause. Cause is defined as the Committing of acts of gross negligence and willful malfeasance in the performance of the aforementioned duties as officer.

         2. Terms and Provisions of Termination of Daly's Employment. Regardless of the reasons or purpose of the termination of Daly's Employment, the Corporation shall not and may not terminate Daly's employment as President, Chief Executive Officer and Chairman of the Board of Directors unless and until the Corporation has fully arranged for and commenced performance of the following:

                  A. Payment by the Corporation of all sums then due and owing, if any, as compensation, pursuant to Section IV., Compensation, and/or Section VII., Disability Compensation of this Employment
                           Agreement.

                  B. Payment by the Corporation of all sums then due and owing, if any, pursuant to Section VI., Reimbursement of the Employment Agreement.

                  C. Complete unconditional release by the creditors of the corporations listed below, of Daly and/or his wife, Joan L. Daly, and/or their marital community, from any personal guaranties and the complete release of any and all of Daly's property, whether real, personal, tangible or intangible, from any form deed of trust, security agreement, pledge or other encumbrance of any kind given by Daly and/or his wife, Joan L. Daly, and/or their marital community, given to secure payment of or performance of any obligations of The Pathways Group, Inc., or any of its related companies, including


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                           but not limited to Pathways International Ltd.,
                           Sprinticket, Inc. and PT Link, Corporation.

                  D. Payment by the Corporation for buyout of Remainder of the Employment Agreement at the rate of fifty percent (50%) of the regular salary in effect under Section IV., above, of this Agreement.

         3. Effective Date of Daly's Employment Termination. The effective date of Daly's employment termination pursuant to this Agreement shall be the latest of the following dates:

                  A. The date of Daly's employment termination provided for in the written notice of his employment termination;

                  B. The Ninety-first (91st) day after receipt by Daly of the written notice of his employment termination;

                  C. The date of fulfillment of all the terms and provisions of Part X.2, above, entitled Terms and Provisions of Termination of Daly's Employment by the Corporation.

XI.      PROPERTY RIGHTS.

         1. Intellectual Property Rights. All rights, title and interest of every kind and nature whatsoever, in and to any intellectual property, including any inventions, patents, trademarks, copyrights, films, scripts, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Daly in the course rendering his services to the corporation under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of the Corporation for any and all purposes and uses whatsoever, and Daly shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom.

         2. Return of All of the Corporation's Property. Upon termination of this Agreement, regardless of how termination may be effected or whenever requested by the Corporation, Daly shall immediately turn over to the Corporation all of the Corporation's property, including all items used by Daly in rendering services hereunder or otherwise, that may be in Daly's possession or under his control.

XII.     CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

         1. During Employment. Daly agrees that during the entire term of his employment as an executive officer of this corporation, he will not disclose


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                  to any other person, partnership, company or corporation any confidential information about this Corporation or its related corporations, or the business activities or interests of this Corporation or its related corporations, including, but not limited to, the following, which is agreed as between the parties to be confidential information: customer data, customer lists, sales figures, sales projections, estimates of any kind, sales proposals, price lists, accounting procedures, any and all accounting records, any technology and applications of technology developed by the Corporation before or during, his employment, EXCEPT such disclosure as is for the benefit of or the furthering the intent of the Corporation, or is expressly disclosed as part of the performance of his duties and responsibilities as President, Chief Executive Officer or Chairman of the Board of Directors.

         2. Surrender of All Confidential Information On Termination of Employment. Daly agrees at the time his employment with the Corporation terminates, to turn over to the Corporation any and all confidential information which may be in possession, including any and all copies thereof.

         3. Following Termination of Employment. Daly agrees that following the termination of his employment with the Corporation he will not disclose any confidential information, as described in Section XII.1, above, which he obtained about the Corporation or its related corporations to any other person, partnership, company or corporation at any time or for any purpose.

         4. Injunctive Protection of Confidential Information. The parties recognize and agree that if Daly were to make any unauthorized disclosure of any confidential information of the kind described in Section XII.1 above, whether during employment or following termination of employment, whether directly or indirectly, and whether voluntarily or under compulsion by subpoena or other legal process, that the disclosure would cause irreparable harm to the Corporation and or its related corporations. Therefore, Daly and the Corporation agree that if the Corporation believes in good faith that Daly may be making an unauthorized disclosure or about to make an unauthorized disclosure of confidential information as described in Section XII.1.1 above, whether during his employment or after termination of his employment, and whether voluntarily or involuntarily, then the Corporation shall be entitled to obtain a temporary restraining order without delay, and proceed to obtain a preliminary injunction and permanent injunction to prevent such unauthorized disclosure.

XIII.    NON-COMPETITION AFTER TERMINATION OF EMPLOYMENT.


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         1.       Non-Competition Period--Duration and Geographic Scope. Daly
                  and the Corporation recognize and acknowledge that in his employment as President, Chief Executive Officer and Chairman of the Board of Directors, he will become familiar with all of the Corporation's technology, intellectual property, intellectual property under development, products and all of the geographic areas throughout the United States and Canada in which the corporation already has made marketing efforts and sales of products and services, and he will become knowledgeable about present and future marketing proposals and plans for those products and services in those geographic areas. Daly agrees, as part of the consideration for this Employment Agreement that Daly will not engage directly or indirectly in the business of manufacture or sale of any products or services which compete with the products or services provided by the Corporation or its related corporations for a period of two (2) years within the geographic limits of any state of the United States, or any province of Canada. The parties agree that the phrase "engage directly or indirectly in the business of manufacture or sale of any products or services which compete with the products or services of the Corporation or its related Corporations" shall include any situation or circumstance in which Daly shall be owner, partner, officer, director or shareholder of a corporation, or agent or employee or consultant of any business entity engaged or about to become engaged in competition with the Corporation.

         2. Injunctive Relief From Competition By Daly The parties agree that if Daly were to violate the provisions of Section XIII.1., above, the use by Daly of the information he learned while employed by the Corporation could enable him to enable him to engage in basically unfair competition with the Corporation and its related corporations, and that such competition in violation of Section XIII. 1., above, probably would cause irreparable harm to the marketing and sales success of the corporation and its related corporations. Therefore, if Daly violates Section XIII.1., above, the Corporation shall be entitled to obtain a temporary restraining order without delay, and proceed to obtain a preliminary injunction and permanent injunction against such violations by Daly and any person, partnership, company or corporation through which or for which he acts, directly or indirectly to violate Section XIII.1., above.

XIV.     NOTICES.

         1. How Sent or Delivered. Any notices sent by any party which is intended to give written notice required by this Employment Agreement shall be sent or delivered by sender to the intended recipient by one or more of the Following methods:


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                  A.       By certified mail, return receipt requested, postage
                           prepaid, to the last known address of the intended recipient; or

                  B.       By delivery personally to the intended recipient.

         2. Effective Date of Notice. If a written notice is sent or delivered by either of the above methods, then the effective date of the notice for purposes of considering it to have been received by the intended recipient shall be the earliest of the following:

                  A. If by certified mail, return receipt requested, which is delivered, then or on the date the recipient, or anyone signing for the recipient, signed the return receipt;

                  B. If by certified mail, return receipt requested, which is not delivered, then on the date five business days after the date the notice was sent.

                  C. If by personal delivery to the intended recipient, then on the date the written notice was delivered personally to the recipient.

         3.       Proof of Delivery of Notice.

                  A. Certified Mail, Return Receipt Requested. If the written notice was sent by certified mail return receipt requested, proof of sending may be shown by the U.S. Post Office receipt for the certified mail, return receipt requested and proof of delivery may be shown by the signed returned receipt and proof of attempted delivery sufficient for effective date of notice without delivery may be shown by the returned envelope with U.S. Post Office notations showing attempted delivery dates and notices to the intended recipient.

                  B. Personal Delivery. Personal delivery of a written notice may be shown by a signature of the intended recipient on a copy of the notice, together with the legend on the copy of the notice which will read, "Received," with the date received noted thereafter. Personal delivery may also be shown by a sworn statement of the person who delivered the notice, stated that the notice was delivered to the recipient or representative of recipient on the date of delivery, and attaching a copy of the notice, with reference in the sworn statement to the attached copy of the notice.

XV.      REMEDIES AVAILABLE IN EVENT OF BREACH OF AGREEMENT; VENUE.


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         In the event that any party breaches this Employment Agreement, the other party shall have the right to pursue any remedies available to the party claiming breach, including, but not limited to damages, injunctive relief and declaratory judgment, which may be available under the laws of the State of Washington. The parties agree that any claims shall be brought in the appropriate court(s) located in King County, Washington, which may have jurisdiction pursuant to Washington Law.

XVI.     APPLICABLE LAW.

         This Employment Agreement shall be construed and interpreted and enforceable pursuant to the laws of the State of Washington.

XVII.    ENTIRE AGREEMENT.

         This Employment Agreement states the entire agreement between the parties with respect to the employment of Daly by the Corporation. This Agreement cannot be modified by any oral agreement or course of conduct by either or both parties and any attempt at such modification shall be null and void. This Agreement may be modified only by a written document signed by each party.

Dated this_____ day of November, 1996.

                                     EXECUTIVE OFFICER:

                                     /s/ Carey F. Daly, II.
                                     --------------------------------
                                     Carey F. Daly, II.

                                     THE CORPORATION:

                                     THE PATHWAYS GROUP, INC.

                                     By:  /s/ Carey F. Daly, II.
                                          ---------------------------
                                           CAREY F. DALY, II., President and
                                           Chief Executive Officer

                                     By:  /s/ Glenn A. Okun
                                          ---------------------------
                                           GLENN A. OKUN, Director acting per
                                           Board of Directors authority


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